Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	October 22, 2018

AMERICAN RAILCAR INDUSTRIES, INC.
ANNOUNCES DEFINITIVE MERGER AGREEMENT

St. Charles, MO, October 22, 2018 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today announced that it has entered into a definitive agreement to merge with a wholly-owned subsidiary of ITE Rail Fund L.P., managed by ITE Management L.P., at a price of $70.00 per share, which is 51% above the October 19, 2018 closing price of $46.29.  The transaction is valued at approximately $1.75 billion (including ARI’s net indebtedness), which is a great result for all ARI shareholders.

John O’Bryan, President and CEO of ARI, commented, “ARI is a highly respected company in the railcar industry with a rich history of growth and innovation for over 20 years. The sale demonstrates the value this company, its employees and shareholders have created, and I would like to thank Icahn Enterprises L.P. for its support and guidance over the years. I would like to thank the ARI team for their dedication to our values, vision, and commitment to serving our customers. We look forward to working with the ITE team to continue to improve our business and grow in the years to come.”

Jim Unger, a Partner of ITE, commented, “As one of ARI’s founders and, formerly,  its President and CEO for almost 15 years, I know that ITE can work with this great organization and its people to continue to build and move America’s infrastructure. With its current railcar lease fleet of nearly 14,000 railcars and the foundation of its manufacturing and repair businesses, we are excited about partnering with the ARI team to support continued growth of the business.”

The transaction is expected to close in the fourth quarter of 2018, subject to termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is not subject to any further due diligence or any financing conditions.

About ARI

ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI manages these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

About ITE Management L.P.

ITE Management, an affiliate of ITE Rail Fund L.P., is an investment firm targeting industrial and transportation assets and companies, and related industries and services with a critical focus on investments that generate current cash. ITE Management’s investment strategies focus on broad macro-economic themes.  The principals of ITE Management are seasoned industry professionals in investments, investment management, banking, manufacturing and leasing with an average of over 25 years of experience.

Forward Looking Statement Disclaimer
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the Company’s planned merger with ITE and the anticipated timing thereof. These forward-looking statements are not guarantees that the transaction will take place and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all; the failure to obtain necessary regulatory approval; the ability to realize the anticipated benefits of the transaction; potential negative effects of this announcement on the market price of our common stock; litigation or regulatory actions related to the proposed transaction; the ability to retain certain key employees of the Company; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the planned transaction may not occur, or may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance.  The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It
This communication is being made in respect of the proposed merger involving the Company and ITE. The Company will prepare an information statement for its stockholders containing the information with respect to the merger specified in Schedule 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and describing the proposed merger.  When completed, a definitive information statement will be mailed to the Company’s stockholders.  Investors are urged to carefully read the information statement regarding the proposed merger and any other relevant documents in their entirety when they become available because they will contain important information about the proposed merger.  You may obtain copies of all documents filed with the SEC regarding the merger agreement and the merger free of charge, at the SEC’s website, http://www.sec.gov, or from the Company by directing a request by mail to the Company at 100 Clark Street, St. Charles, Missouri 63301, Attention: Corporate Secretary, or by contacting the Company’s Investor Relations Department at 636.940.6000.